Exhibit 21.1
EQUITY COMMONWEALTH
SUBSIDIARIES OF THE REGISTRANT

Name	State of Formation, Organization or Incorporation
EQC 33 Stiles Lane Property LLC	Delaware
EQC 600 West Chicago Property LLC	Delaware
EQC 625 Crane Property LLC	Delaware
EQC BCP Property LLC	Delaware
EQC Capitol Tower Property LLC	Delaware
EQC Herald Square Property LLC	Delaware
EQC Industrial Properties LLC	Delaware
EQC Nine Penn Center Property LLC	Delaware
EQC Operating Trust	Maryland
EQC Securities LLC	Delaware
EQC Triangle Plaza Property LLC	Delaware
EQC TRS, Inc.	Delaware
Equity Commonwealth LLC	Delaware
Equity Commonwealth Management LLC	Delaware